Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 12, 2026, is made and entered into by and among the undersigned investor (“Buyer”), MI7 Sponsor, LLC, a Delaware limited liability company (“Seller”), ReserveOne, Inc., a Delaware corporation (“ReserveOne”), ReserveOne Holdings, Inc., a Delaware corporation (“R-1 Holdings”), and M3-Brigade Acquisition V Corp., a Cayman Islands exempted company (the “SPAC”).

Unless otherwise stated herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the prospectus relating to the registration statement on Form S-1 of M3-Brigade Acquisition V Corp. first filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 5, 2024 (Registration No. 333-279951), as amended and as declared effective on July 31, 2024, and as may be supplemented or post-effectively amended from time to time (the “Registration Statement”).

RECITALS

WHEREAS, the SPAC was incorporated on March 12, 2024, and consummated an initial public offering of its units on August 2, 2024, generating gross proceeds of $287,500,000 (the “IPO”);

WHEREAS, the Class A ordinary shares, par value $0.0001 per share, of the SPAC (“Class A Shares”), and associated warrants to purchase Class A Shares (“Listed Warrants”), and units of the SPAC are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “MBAV”, “MBAVW” and “MBAVU”, respectively;

WHEREAS, Seller is the sponsor of the SPAC, and as of the date hereof, owns 7,187,500 Class B ordinary shares, par value $0.0001 per share, of the SPAC (“Class B Shares”);

WHEREAS, Seller, as of the date hereof, holds 8,337,500 warrants to purchase 8,337,500 Class A Shares at a purchase price of $11.50 per share (the “Private Placement Warrants”);

WHEREAS, the SPAC, ReserveOne, R-1 Holdings and certain other parties entered into a business combination agreement dated July 7, 2025 (the “Business Combination Agreement”);

WHEREAS, the SPAC and Cantor Fitzgerald & Co., as representative of the underwriters thereto, are parties to that certain Underwriting Agreement, dated as of July 31, 2024 (the “Underwriting Agreement”);

WHEREAS, the SPAC and Continental Stock Transfer & Trust Co., as trustee (the “Trustee”), are parties to that certain Investment Management Trust Agreement, dated as of July 31, 2024 (the “Trust Agreement”);

WHEREAS, the SPAC intends to make certain amendments to its Amended and Restated Memorandum and Articles of Association (the “Articles”), including to (i) change the SPAC name to Velos Acquisition I Corp.; (ii) delete the fairness opinion requirement pursuant to Section 49.12 of the Articles; (iii) extend the date by which the SPAC must consummate an initial business combination by 12 months (to August 2, 2027); (iv) permit withdrawals of a certain amount of interest from the SPAC’s trust account (the “Trust Account”) as set forth in such amendments to the Articles; and (v) such other modifications to the Articles as may be necessary to give effect to amendments (i) – (iv) (such amendments to the Articles, the “Amendments”);

WHEREAS, Seller, the SPAC, ReserveOne, and R-1 Holdings are entering into voting support and non-redemption agreements with certain SPAC shareholders, pursuant to which, among other things, such SPAC shareholders will agree to (i) vote all Class A Shares owned by such individual SPAC shareholder in favor of the Amendments, (ii) not exercise any right to redeem their Class A Shares in connection with the Amendments, and (iii) reverse and revoke any prior redemption elections made with respect to their Class A Shares in connection with the Amendments (collectively, the “Voting Support and Non-Redemption Agreements”);

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver, and Buyer wishes to purchase from Seller, the number of Class A Shares issuable upon conversion of Seller’s Class B Shares set forth on Schedule A hereto (the “Transferred Shares”), subject to the terms and conditions set forth herein;

WHEREAS, Seller, the SPAC, ReserveOne and R-1 Holdings are entering into similar agreements with certain other investors (the “Other Agreements”); and

WHEREAS, in connection with this Agreement, certain of the parties hereto are, as of even date herewith, entering into the following additional agreements (the “Additional Agreements”):

●	Mutual Termination Agreement, by and between the SPAC and ReserveOne (the “BCA Termination Agreement”);

●	Joinder Agreement by and between the SPAC and Buyer (the “Registration Rights Joinder”) in connection with that certain Registration Rights Agreement, dated as of July 31, 2024, by and among the SPAC, the Seller (as assignee of M3-Brigade Sponsor V LLC) and Cantor Fitzgerald & Co. (the “Registration Rights Agreement”);

●	Joinder Agreement, by and between the SPAC and Buyer (the “Letter Agreement Joinder”) in connection with certain provisions of that certain Letter Agreement, dated as of July 31, 2024, by and among the SPAC, the Seller, and the other parties thereto (the “Letter Agreement”); and

●	Stock Power and Assignment, by and among Buyer, the Seller, and the SPAC (the “Assignment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

Article I.

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Transferred Shares for the consideration specified in Section 1.02. The Transferred Shares shall be free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), other than any encumbrances that may exist as a result of applicable securities laws, the Letter Agreement, the Registration Rights Agreement, the Underwriting Agreement, and the Articles and other governing documents of the SPAC, as amended by the Amendments (collectively, the “Permitted Encumbrances”).

Section 1.02 Purchase Price. The purchase price for the Transferred Shares is set forth on Schedule A hereto (the “Purchase Price”). Concurrently with the execution and delivery of this Agreement, Buyer shall pay the Purchase Price in cash by wire transfer of immediately available funds into an escrow account (the “Escrow Account”) to be held in escrow by an entity that offers commercial escrow services, pursuant to an Escrow Agreement which shall include the terms and conditions set forth in Exhibit I hereto (the “Escrow Agreement”).

Section 1.03 Termination of Business Combination Agreement. Upon (i) the exchange of executed signature pages of (a) this Agreement, (b) each of the Registration Rights Joinder and the Letter Agreement Joinder (collectively, the “Joinder Agreements”) and (c) the Assignment Agreement, by the relevant parties hereto; and (ii) the funding of the Escrow Account, Seller shall deliver to Buyer a copy of the BCA Termination Agreement. Such BCA Termination Agreement shall be unconditional and irrevocable, and shall not be rescinded, withdrawn, or otherwise become ineffective regardless of whether the Amendments become effective, whether the Closing (as defined herein) occurs, or whether the funds in the Escrow Account are released to Buyer pursuant to the Escrow Agreement. In addition, the parties acknowledge and agree that (A) to the extent applicable, if the parties are a party to any Subscription Agreements entered into as of July 7, 2025, in connection with the Business Combination Agreement, by and among ReserveOne, R-1 Holdings, the SPAC and the parties thereto (the “Subscription Agreements”), such Subscription Agreements automatically terminate pursuant to the terms of the Subscription Agreements upon termination of the Business Combination Agreement in accordance with the terms of the Business Combination Agreement, and (B) the BCA Termination Agreement is intended to, and shall, constitute a termination of the Business Combination Agreement in accordance with the terms of the Business Combination Agreement for purposes of the termination sections of the Subscription Agreements. For the avoidance of doubt and as a separate and independent matter, as of the date hereof, the Subscription Agreements are hereby expressly terminated in their entirety and shall be of no further force or effect, with no further liability or obligation of any party thereunder, except for any provisions thereof that by their terms survive termination of the Subscription Agreements.

Section 1.04 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the effective date of the Amendments, subject to satisfaction of the other conditions set forth herein (the “Closing Date”). At the Closing:

(a) the Purchase Price shall be paid from the Escrow Account in cash by wire transfer in immediately available funds to an account or accounts designated by Seller; and

(b) the SPAC shall deliver a corresponding irrevocable instruction to the SPAC’s transfer agent or registered office (as the case may be), to update its records accordingly, and, if requested or required by such transfer agent or registered office (as the case may be), the SPAC will cause its counsel to issue an opinion to such transfer agent that the sale of the Transferred Shares may be made without registration under the Securities Act of 1933, as amended (the “Securities Act”).

The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. E.T. on the Closing Date. If the Closing has not occurred on or before August 2, 2026 (the “Outside Date”), this Agreement may be terminated by Buyer by written notice to Seller, in which event the funds held in the Escrow Account shall be promptly returned to Buyer in accordance with the Escrow Agreement, but in no event more than two (2) business days; provided, however, that the BCA Termination Agreement, the termination of the Subscription Agreements pursuant to Section 1.03, and the mutual releases set forth in Article IV shall survive any such termination of this Agreement and remain in full force and effect.

Section 1.05 Buyer’s Acknowledgment. Buyer acknowledges that, upon the effectiveness of the Amendments, Seller will cause all Class B Shares to be converted to Class A Shares and such Class A Shares will continue to be treated as Founder Shares for all purposes, including, without limitation, under the SPAC’s organizational documents, the Letter Agreement, and the Registration Rights Agreement.

Section 1.06 Buyer’s Closing Conditions. The obligations of Buyer hereunder in connection with the Closing are subject to the satisfaction (or Buyer’s waiver of one or more at the Buyer’s sole discretion) of the following conditions:

(a) effectiveness of the Amendments;

(b) the BCA Termination Agreement shall continue to be in full force and effect and shall not have been rescinded, withdrawn, or otherwise become ineffective; and

(c) the termination of the Subscription Agreements shall continue to be in full force and effect and shall not have been rescinded, withdrawn, or otherwise become ineffective.

Section 1.07 Seller’s Closing Conditions. The respective obligations of Seller hereunder in connection with the Closing are subject to the satisfaction (or Seller’s waiver of one or more) of the following conditions:

(a) effectiveness of the Amendments; and

(b) payment of the Purchase Price from the Escrow Account in cash by wire transfer in immediately available funds to an account or accounts designated by Seller.

Section 1.08 Adjustments. If, between the date hereof and the Closing, the outstanding Class A Shares or Class B Shares of the SPAC are changed into a different number or kind of shares or securities by reason of any stock split, reverse stock split, recapitalization, reclassification, combination, exchange of shares, or other similar transaction, the number of Transferred Shares to be delivered at Closing and the Purchase Price per share shall each be appropriately and proportionately adjusted to give Buyer and Seller the same economic effect as contemplated by this Agreement immediately prior to such transaction.

Article II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and the SPAC hereby represent and warrant to Buyer that each of the representations and warranties contained in this Article II is true, correct, and complete, in all material respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date. For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases (or any analogous phrases referencing the SPAC) shall mean the actual or constructive knowledge of any director or executive officer of Seller (or the SPAC, as the case may be), as if such executive officers and directors shall have made diligent inquiry of the matters presented, or a reasonably prudent individual operating in the capacity of an executive officer or director could be expected to discover or otherwise become aware of such a fact or matter.

Section 2.01 Organization and Authority; Enforceability. Each of Seller and the SPAC is an entity duly incorporated or organized, validly existing, and in good standing with its state or jurisdiction of incorporation or organization. Seller has full power and authority to enter into this Agreement, the applicable Additional Agreements, and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the SPAC and Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions to which it is a party, which are contemplated hereby and thereby, have been duly authorized by all requisite action on its part (or its governing body, if applicable). This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the SPAC and Seller, and, assuming due authorization, execution, and delivery by Buyer, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of the SPAC and Seller, enforceable against the SPAC and Seller in accordance with their respective terms.

Section 2.02 SPAC Liabilities.

(a) As of the Closing, the SPAC will have no accrued and unpaid liabilities (including all known, estimated, contingent or deferred liabilities of the SPAC, regardless of whether set forth on the SPAC’s balance sheet) except for (i) the accrued expenses that are due and payable as of the Closing Date (the “Covered Expenses”), which will be paid promptly after the Closing Date, (ii) the deferred liabilities set forth on Schedule B hereto (collectively, the “Deferred Liabilities”) that are due and payable upon the consummation of the SPAC’s business combination, and (iii) Ordinary Course Expenses (as defined herein) which will be payable in the ordinary course.

(b) As of the Closing, except for Covered Expenses, Deferred Liabilities or Ordinary Course Expenses, (i) there will be no unpaid compensation owed by the SPAC or Seller to any officers, directors or advisors of the SPAC, and (ii) the SPAC has no other tax liability or obligations outstanding, other than any accrued franchise or similar taxes owed to the applicable authorities in the Cayman Islands, which have not yet become due and payable. As of the Closing Date, the Covered Expenses, the Deferred Liabilities and Ordinary Course Expenses will constitute all liabilities of the SPAC (whether accrued, disputed, contingent, or otherwise, and whether due or to become due), and represent all accrued liabilities known to Seller. Except for the (x) the Underwriting Agreement, (y) the Engagement Letter dated June 11, 2025, between the SPAC and Lincoln Financial LLC (the “Lincoln Engagement Letter”), and (z) the Sponsor Notes (as defined on Schedule B attached hereto), Seller has no agreement with any third party to pay, or cause the SPAC to pay, any fee contingent on consummation of a business combination. Notwithstanding the foregoing, expenses incurred by the SPAC in the ordinary course, including without limitation with respect to legal, accounting, printing, insurance, trust and stock transfer services, not in excess of $1,000,000 in the aggregate (the “Ordinary Course Expenses”) shall not cause the representations and warranties contained in this Section 2.02 to be deemed to be incorrect in any material respect.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding, or governmental investigation or exchange inquiry (collectively, “Action”) against the SPAC or Seller of any nature pending or, to Seller’s knowledge, threatened against the SPAC or Seller that challenges or seeks to prevent, enjoin, or otherwise delay or have an adverse effect on the transactions contemplated by this Agreement, or seeks any monetary compensation from the SPAC. No event has occurred or circumstances exist, that would reasonably be expected to give rise to, or serve as a basis for, any such Action. Seller has no knowledge of any facts or circumstances that are likely to give rise to litigation against the SPAC and/or Seller.

Section 2.04 No Conflicts. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, including the Additional Agreements, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with or constitute a default under any organizational documents of the SPAC or Seller, including any operating agreement of Seller; (b) violate or conflict with any rule of the statute, law, Nasdaq, the SEC or any other ordinance, rule, or regulation applicable to the SPAC or Seller; (c) violate or conflict with or result in a violation or breach of any provision of any material agreement to which Seller or the SPAC is a party, or (d) result in the creation or imposition of any Encumbrance on the Transferred Shares, other than the Permitted Encumbrances. Notwithstanding the foregoing, immaterial violations or conflicts which do not result in financial liability to the SPAC or adversely affect the validity of the consummation of the transactions contemplated hereby shall be deemed not to cause the representations and warranties contained solely in Section 2.04 to be untrue in any material respect.

Section 2.05 Consents and Approvals. Seller has obtained all consents, approvals, waivers, or authorizations required to be obtained by it from any Person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby, including approval by the SPAC’s board of directors. For purposes of this Agreement, the term “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Section 2.06 Capitalization of SPAC; Ownership; Trust Account Balance.

(a) As of the date hereof, (i) the authorized share capital of the SPAC consists of 200,000,000 Class A Shares, 20,000,000 Class B Shares and 1,000,000 preference shares of a par value of US$0.0001 each, (ii) 28,750,000 Class A Shares are issued and outstanding and 7,187,500 Class B Shares are issued and outstanding, and (iii) there are 8,337,500 Private Placement Warrants issued and outstanding and 14,375,000 Listed Warrants issued and outstanding. The recitals hereto set forth a true and correct listing of Class B Shares and Private Placement Warrants owned by Seller. Except as set forth in this Section 2.06, or as disclosed in SPAC SEC Reports (as defined herein), there are no other equity securities of the SPAC issued and outstanding, no preemptive or other outstanding rights, subscriptions, options, warrants, equity appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable into membership interests or (other than the Registration Rights Agreement) other agreements, arrangements or commitments of any character relating to the equity interests in of the SPAC or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interest in the SPAC. Except as disclosed in the SPAC SEC Reports, the SPAC does not have any outstanding bonds, debentures, notes or other obligations that grant to its holder voting rights in the SPAC on any matter or that are convertible or exchangeable into or exercisable for securities that grant to the holder of such converted or exchanged security voting rights in the SPAC on any matter (whether before or after the initial business combination). Except for this Agreement, the Other Agreements, and the Voting Support and Non-Redemption Agreements, the SPAC has no other outstanding contractual obligations related to its equity interests, including any voting agreement, voting trust, or similar arrangement, other than as disclosed in the SPAC SEC Reports. Seller is responsible for any and all past, present or future obligations related to its ownership through the Closing Date of such interests in the SPAC (for example individual or entity regulatory filings, taxes, etc.).

(b) As of May 20, 2026, the SPAC had an amount in cash in the Trust Account of at least $311,083,518.90. The funds held in the Trust Account are (i) held in an interest-bearing demand deposit account, United States treasury securities or money market funds comprised of United States treasury securities and (ii) held in trust pursuant to the Trust Agreement.

Section 2.07 Transferred Shares.

(a) At the Closing, the Transferred Shares will be duly authorized, fully paid, validly issued, non-assessable, were not issued in violation of the organizational documents of the SPAC or Seller, including, for the avoidance of doubt, the Amendments, or any other agreement, arrangement, or commitment to which Seller or the SPAC is a party or by which their respective assets are bound, were issued in compliance with applicable securities laws or exemptions therefrom and are not subject to or in violation of any preemptive or similar rights of any Person.

(b) Seller is the sole legal, record, and equitable owner of the Class B Shares that will be converted into the Transferred Shares, free and clear of all Encumbrances except any Permitted Encumbrances. Upon the sale of the Transferred Shares contemplated herein, Buyer will receive good and valid legal title to, and full beneficial ownership of, the Transferred Shares, free and clear of all Encumbrances whatsoever except any Permitted Encumbrances.

(c) Other than the Articles (including the Amendments) and other organizational documents of Seller and the SPAC, and as disclosed in the SPAC SEC Reports, this Agreement, the Other Agreements, and the Voting Support and Non-Redemption Agreements, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting, redemption or transfer of any of the Transferred Shares.

(d) The SPAC shall register the resale of the Transferred Shares under the Securities Act pursuant to the terms and conditions the Registration Rights Agreement.

Section 2.08 Listing; SEC Reports; Material Events.

(a) The Class A Shares, Listed Warrants and the SPAC’s units are listed on Nasdaq. There is no Action pending or threatened against the SPAC by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing such securities.

(b) The SPAC has filed or furnished, as applicable, all material registration statements, forms, reports and other documents required to be filed or furnished by the SPAC with the SEC since completion of its IPO. All such registration statements, forms, reports and other documents (including all exhibits thereto) are referred to herein as the “SPAC SEC Reports.” The SPAC SEC Reports (i) were filed or furnished, as applicable, on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”)), (ii) as of their respective dates or, if amended and filed no later than five (5) business days prior to the date of this Agreement, as of the date of the last such amendment, complied, or will comply as of such date, as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPAC SEC Reports and (iii) including any financial statements or schedules included or incorporated by reference therein, did not or will not, as of their respective dates, or, if amended and filed no later than five (5) business days prior to the date of this Agreement, as of the last such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SPAC SEC Reports or necessary in order to make the statements in such SPAC SEC Reports, in the light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by the requirements of the SEC Quarterly Report on Form 10-Q) in all material respects the financial position of the SPAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. No executive officer of the SPAC has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SPAC SEC Reports.

(c) No material events affecting the SPAC or the Transferred Shares (i) which are of a nature that would require public disclosure under applicable SEC rules or guidance, or (ii) resulting from any action or deliberate inaction by Seller or the SPAC, have occurred between December 31, 2025 and the execution of this Agreement, other than those events disclosed by the SPAC in SPAC SEC Reports.

Section 2.09 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the SPAC.

Section 2.10 Taxes. (a) All material tax returns (including information returns) required to be filed on or before the Closing Date by Seller and the SPAC have been timely filed, (b) all such tax returns are true, complete and correct in all material respects, (c) all taxes due and owing by Seller or the SPAC (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against Seller and the SPAC as a result of any examinations by any taxing authority have been fully paid, (e) there are no pending or threatened Actions by any taxing authority of which the SPAC or Seller has knowledge, and (f) Seller represents that there are sufficient monies in the Trust Account to satisfy and current and future tax obligations. The SPAC is treated as a “foreign corporation” for U.S. federal income tax purposes and has not filed any U.S. entity tax classification elections.

Section 2.11 Trust Waivers. As of Closing, the SPAC will not have any outstanding Material Contracts (as defined herein), agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses leases and other instruments or obligations of any kind (including any amendments and other modifications thereto) with any vendors, service providers, prospective target businesses or other entities with which the SPAC does business (except its independent registered public accounting firm) which do not include a waiver by such counterparties of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

Section 2.12 Material Contracts. Each contract to which Seller and/or the SPAC is a party or by which any of their respective assets or properties are bound or subject to that are material to the business, assets, liabilities, financial condition, results of operations or prospects of Seller taken as a whole (each a “Material Contract” and collectively, the “Material Contracts”) has either been filed or furnished in a SPAC SEC Report or provided to Buyer, other than agreements that will terminate on or prior to the Closing or ordinary course services agreements or arrangements, including without limitation for legal, accounting, printing, insurance trust and stock transfer services. Neither the Seller nor any other party thereto, is in breach or default under, or has provided or received any written notice of any intention to terminate, any Material Contract.

Section 2.13 Related Parties. The SPAC is not a party to any contract or arrangement with any related party or other Affiliate (as defined herein), other than (a) the Letter Agreement, (b) the Sponsor Notes (as defined on Schedule B attached hereto) and (c) any other agreements incidental to the IPO of the SPAC for which true and correct copies have been filed or furnished in a SPAC SEC Report. As of the Closing Date (after giving effect to the Closing and the transactions contemplated thereby), the SPAC shall have no outstanding accounts payable or debt obligations to Seller other than the Sponsor Notes. For the purposes of this Agreement, “Affiliate” or “Affiliates” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 2.14 Books and Records. All Material Contracts, documents, financial statements, accounts, books and ledgers of the SPAC have been properly and accurately kept and completed in accordance in all material respects with applicable accounting standards, and there are no inaccuracies or discrepancies of any kind contained or reflected therein that, individually or in the aggregate, would reasonably be expected to be material to the SPAC. Neither Seller nor the SPAC has received any written or oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the SPAC or Seller, or unlawful accounting or auditing matters with respect to the SPAC or Seller.

Section 2.15 Accuracy and Completeness of Representations and Warranties. The representations and warranties of Seller contained in this Article II and elsewhere in this Agreement or in any other document or agreement executed and delivered by Seller in connection with the transactions contemplated hereby (including all Exhibits and Schedules hereto or thereto), are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained therein not misleading.

Section 2.16 No General Solicitation. Neither the SPAC nor, to the SPAC’s knowledge, the Seller or any person acting on behalf of the SPAC or the Seller have, directly or indirectly, offered or sold any of the Transferred Shares or solicited any offers to buy any Transferred Shares, under any circumstances that would require registration under the Securities Act of the offer and sale of the Transferred Shares, including by any form of general solicitation or general advertising.

Article III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true, complete and correct in all material respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, as if such officers and directors shall have made diligent inquiry of the matters presented, or a reasonably prudent individual operating in the capacity of an officer or director could be expected to discover or otherwise become aware of such a fact or matter.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is duly organized, validly existing, and in good standing with the state of its formation. Buyer has full power and authority to enter into this Agreement, the applicable Additional Agreements, and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and, assuming due authorization, execution, and delivery by Seller and the SPAC, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Investment Purpose. Buyer is acquiring the Transferred Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Transferred Shares are not registered under the Securities Act, or registered under any state securities laws, and that the Transferred Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04 Accredited Investor. The Buyer hereby represents and warrants that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the securities offered under this Agreement, is making the investment for its own account (or for one or more accounts with respect to which it exercises sole investment discretion) and for investment purposes only and not with a view to distribution, is able to bear the economic risk of such investment, and can afford a complete loss of such investment.

Section 3.05 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.06 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.07 Accuracy and Completeness of Representations and Warranties. The representations and warranties of Buyer contained in this Article III and elsewhere in this Agreement or in any other document or agreement executed and delivered by Buyer in connection with the transactions contemplated hereby (including all Exhibits and Schedules hereto or thereto), are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained therein not misleading.

Article IV.

RELEASES

Section 4.01 Release.

(a) Each of the SPAC, Seller, ReserveOne and R-1 Holdings, generally releases and discharges each of Buyer and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of their respective present, past and future officers, directors, shareholders, employees, representatives and agents and the family members, heirs and executors of same (collectively referred to herein as the “Buyer Parties”) from any and all claims, actions, causes of action, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, promises, controversies, complaints, debts, dues, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown (“Claims”), that each of the SPAC, Seller, ReserveOne and R-1 Holdings ever had or now has against Buyer or any other member of the Buyer Parties arising out of or in connection with the (i) Subscription Agreements, (ii) the Business Combination Agreement, and (iii) the termination of any of the foregoing, including, without limitation, any and all Claims for attorneys’ fees and costs with respect to the released Claims; provided that the foregoing is not intended to and shall not have the effect of limiting the ability of the SPAC, Seller, ReserveOne and R-1 Holdings to enforce this Agreement.

(b) Buyer generally releases and discharges each of the SPAC, Seller, ReserveOne and R-1 Holdings and each of their predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of their respective present, past and future officers, directors, shareholders, employees, representatives and agents and the family members, heirs and executors of same (collectively referred to herein as the “Seller Parties”) from any and all Claims that Buyer ever had or now has against each of the SPAC, Seller, ReserveOne and R-1 Holdings or any other member of the Seller Parties arising out of or in connection with the (i) Subscription Agreements, (ii) the Business Combination Agreement, and (iii) the termination of any of the foregoing, including, without limitation, any and all Claims for attorneys’ fees and costs with respect to the released Claims; provided that the foregoing is not intended to and shall not have the effect of limiting the ability of Buyer to enforce this Agreement.

(c) Each party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any Claims, Actions, liabilities or indemnities herein released. Each party further represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

(d) The parties each acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the matters released herein, but that it is the express intention of the parties, except as necessary to enforce this Agreement, to fully, finally and forever settle and release any and all Claims released hereby, known or unknown, suspected or unsuspected, which now exist, and without regard to the subsequent discovery or existence of such additional or different facts.  In furtherance of this intention, the parties each expressly waive any and all provisions, rights and benefits of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties shall also be deemed expressly to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542 or that would otherwise limit the releases and waivers contained in this Agreement.  The parties each acknowledge that the foregoing waiver was separately bargained for and an integral aspect of the settlement of which this release is a part.

Article V.

COVENANTS

Section 5.01 Covenants and Acknowledgements.

(a) Each of Seller and the SPAC acknowledges and agrees that liabilities incurred by the SPAC after the Closing will remain the responsibility of the SPAC and will be paid or otherwise settled by the SPAC. The SPAC will be responsible for the payment of Covered Expenses and future obligations related to the ongoing operation of the SPAC, including the Deferred Liabilities and Ordinary Course Expenses.

(b) Upon the execution and delivery of this Agreement by the parties hereto, the SPAC, ReserveOne and R-1 Holdings agree to execute documents sufficient to terminate the Business Combination Agreement.

(c) Promptly after the Closing, ReserveOne agrees to pay or settle all of its accrued liabilities as of Closing.

(d) If, prior to the Closing, Seller or the SPAC enters into any Other Agreement (or amends or modifies any existing Other Agreement) with any Person for the purchase or transfer of Class B Shares (or Class A Shares issuable upon conversion thereof) on terms that provide for a per-share purchase price that is lower than $3.33 per share, then Seller shall promptly (and in any event within five (5) business days) provide Buyer with written notice thereof together with a copy of such Other Agreement or amendment, and Buyer shall thereupon be entitled (exercisable by written notice to Seller within ten (10) business days of receipt of such notice, in Buyer’s sole discretion) to elect to have the corresponding terms of this Agreement amended (with retroactive effect to the date hereof) to incorporate such more favorable terms. For the avoidance of doubt, the most-favored-nation right set forth in this Section 5.01(d) is limited to per-share purchase price.

(e) Between the date hereof and the Closing, neither the SPAC nor Seller shall have: (i) entered into, or agreed to enter into, any new business combination agreement, merger agreement, share purchase agreement, or similar binding agreement contemplating an initial business combination of the SPAC; (ii) made any public announcement of, or entered into any letter of intent, term sheet, memorandum of understanding, or similar agreement regarding, an intended business combination involving the acquisition of, or the conversion of the SPAC’s assets into, Bitcoin, Ether, other cryptocurrency, digital assets, or other speculative non-operating assets; or (iii) adopted, or announced the intention to adopt, any investment policy, treasury policy, or similar policy contemplating the deployment of any material portion of the SPAC’s assets (including any portion of the Trust Account) into Bitcoin, Ether, other cryptocurrency, digital assets, or other speculative non-operating assets, in each case without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

(f) Between the date hereof and the Closing, other than the Extraordinary General Meeting of Shareholders, scheduled for June 15, 2026, called by that definitive proxy statement dated May 13, 2026, for the purpose of considering the Business Combination Agreement, and which the SPAC will cancel pursuant to Section 5.01(h) of this Agreement, neither the SPAC nor Seller shall have called, scheduled, or held any meeting of shareholders, or solicited any vote, written consent, or proxy, with respect to (i) the Business Combination Agreement (whether to approve, consummate, ratify, or otherwise) or (ii) any matter inconsistent with the termination of the Business Combination Agreement or the consummation of the transactions contemplated by this Agreement; provided, that for the avoidance of doubt, the calling or scheduling of an extraordinary, special, or annual meeting for purposes of the Amendments, election of directors, ratification of auditors and any other matters typically conducted at an annual meeting of shareholders as mandated by SEC requirements or Cayman Island law shall be permitted pursuant to this Section 5.01(f).

(g) Upon execution and delivery of this Agreement, the Additional Agreements, and funding of the Escrow Account, the SPAC, ReserveOne, and R-1 Holdings, agree to promptly terminate and withdraw the Registration Statement and make all necessary filings with the SEC to do so.

(h) Upon execution and delivery of this Agreement, the Additional Agreements, and funding of the Escrow Account, the SPAC will promptly cancel its Extraordinary General Meeting of Shareholders, scheduled for June 15, 2026, called for purposes of considering the Business Combination Agreement, among other matters.

Article VI.

MISCELLANEOUS

Section 6.01 Expenses. Except as otherwise specifically stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. All notices, Claims, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Buyer:

At the address set forth on the Buyer’s signature page hereto.

If to Seller, the SPAC, ReserveOne or R-1 Holdings:

c/o CC Capital Partners, LLC

200 Park Avenue, 58th Floor

New York, NY 10166

Attn: Thomas Boychuk

Email: [***]

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith and the Exhibits hereto, the terms and provisions in the body of this Agreement shall control.

Section 6.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign their respective rights or obligations hereunder without the prior written consent of the other parties. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.08 No Third-Party Beneficiaries. Except as provided in Article IV, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement signed by each party hereto.

Section 6.10 Cumulative Remedies. The rights and remedies provided in this Agreement cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.12 Governing Law. All matters arising out of or relating to this Agreement and all related documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision.

Section 6.13 Submission to Jurisdiction. Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted only in the federal courts of the United States of America or the courts of the State of New York, in each case located in the Borough of Manhattan in New York City, State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16 Waiver Against Trust. Buyer hereby agrees, on behalf of itself and the other members of the Buyer Parties, that, notwithstanding anything to the contrary in this Agreement, solely in its capacity as a holder of Transferred Shares (and not in its capacity as a holder of any Class A Shares constituting Public Shares), neither Buyer nor any other member of the Buyer Parties shall have or shall at any time thereafter have any Claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any Claim against the Trust Account (including any distributions therefrom), regardless of whether such Claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Seller, the SPAC, ReserveOne, R-1 Holdings or their respective Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, or any other matter, and regardless of whether such Claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Released Claims”). Buyer, on behalf of itself and the other member of the Buyer Parties, hereby irrevocably waives any Trust Released Claims that Buyer or any other member of the Buyer Parties may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Buyer, Seller, the SPAC, ReserveOne, R-1 Holdings or their respective Affiliates). Buyer agrees and acknowledges that such irrevocable waiver by it is material to this Agreement and specifically relied upon by Seller and its Affiliates to induce it to enter into this Agreement, and Buyer further intends and understands such waiver to be valid, binding and enforceable against Buyer and each other member of the Buyer Parties under applicable law. Notwithstanding anything to the contrary in this Section 6.16, the foregoing waiver shall not limit, waive, release, or otherwise affect Buyer’s right (in its capacity as a public shareholder of the SPAC) to receive (i) pro-rata distributions from the Trust Account in respect of any Class A Shares constituting Public Shares (but, for the avoidance of doubt, excluding the Transferred Shares) in connection with any redemption of such Class A Shares constituting Public Shares pursuant to the SPAC’s organizational documents or in connection with the dissolution or liquidation of the SPAC, and (ii) any distributions in respect of any termination fee, expense reimbursement, or similar payment received by the SPAC from any third party that is, by the terms of such payment or by operation of the SPAC’s organizational documents or the Trust Agreement, payable to or distributable among the holders of Class A Shares generally, provided that the foregoing limitation shall not limit any obligation of Buyer pursuant to any separate non-redemption agreement, including any Voting Support and Non-Redemption Agreement, relating to Class A Shares to which it is a party.

Section 6.17 Notwithstanding anything in this Agreement to the contrary, each of the Seller Parties (i) shall not publicly disclose the name of Buyer or any of its Affiliates or advisers, or include the name of Buyer or any of its Affiliates or advisers in any press release, without the prior written consent of Buyer and (ii) shall not publicly disclose the name of Buyer or any of its Affiliates or advisers, or include the name of Buyer or any of its Affiliates or advisers in any filing with the SEC any regulatory agency or trading market, without the prior written consent of Buyer, except to the extent such disclosure is required by other laws, rules or regulations, or at the request of the staff of the SEC or other regulatory agency, in which case the Seller Parties shall provide Buyer with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Buyer regarding such disclosure. Buyer will promptly provide any information reasonably requested by the Seller Parties for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the SPAC has caused this Agreement to be executed as of the date first written above.

SPAC:

M3-BRIGADE ACQUISITION V CORP.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, Seller has caused this Agreement to be executed as of the date first written above.

SELLER:

MI7 SPONSOR, LLC

By:
Name:	Thomas Boychuk
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, ReserveOne and R-1 Holdings have executed this Agreement as of the date first above written.

RESERVEONE:

RESERVEONE, INC.

By:
Name:	Jaime Leverton
Title:	Chief Executive Officer

R-1 HOLDINGS:

RESERVEONE HOLDINGS, INC.

By:
Name:	Jaime Leverton
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, Buyer has executed o caused this Agreement to be executed by its duly authorized representative as of the date first above written.

BUYER:

[_____]

By:
Name:
Title:

Address for Notices:

[●]

[Signature Page to Securities Purchase Agreement]

Schedule A

[●] Class A Shares at $3.33 per share to be purchased by Buyer

[●] Aggregate Purchase Price for the Class A Shares to be purchased by Buyer

[Schedule A to Securities Purchase Agreement]

Schedule B

Deferred Liabilities

[***]

[Schedule B to Securities Purchase Agreement]

Exhibit I

Terms and Conditions of Escrow Agreement

[***]

[Exhibit I to Securities Purchase Agreement]